Exhibit 23.1
Pinaki & Associates LLC
Certified Public Accountants
625 Barksdale Rd., Ste# 113
Newark, DE  19711
Phone: 408-896-4405 | pmohapatra@pinakiassociates.com

To The Board of Directors
Gabbit Corp
3773 Howard Hughes Parkway, Ste. 500
Las Vegas, NV 89169

As independent registered public accountants, we hereby consent to the use of our report dated March 24, 2016 with respect to the financial statements of Gabbit Corp, in its registration statement on Form S-1 relating to the registration of 9,000,000 shares of common stock. We also consent to the reference of our firm under the caption "interests of name experts and counsel" in the registration statement.

/s/ Pinaki & Associates, LLC
Pinaki & Associates, LLC
Newark, DE
May 9, 2016